JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2012

Morristown, Tennessee -- (January 31, 2013) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank (the “Bank”), announced net income for the quarter ended December 31, 2012 of $348,000, or $0.05 per diluted share, compared to a net loss of $3.7 million, or $0.59 per diluted share, for the quarter ended December 31, 2011.   The improvement in net income is primarily due to a decrease in the provision for loan losses and a decrease in valuation adjustments and expenses on other real estate owned (“OREO”). The provision for loan losses was $300,000 for the quarter ended December 31, 2012 compared to $5.7 million for the comparable period in 2011.

For the six months ended December 31, 2012, the Company reported net income of $643,000, or $0.10 per diluted share, compared to a net loss of $4.6 million, or $0.74 per diluted share, for the six months ended December 31, 2011.  The provision for loan losses was $600,000 for the six months ended December 31, 2012 compared to $8.7 million for the comparable period in 2011.

Anderson L. Smith, President and Chief Executive Officer, commented, “We are pleased to report our fourth consecutive quarter of profitability.  Improvements in asset quality trends have resulted in a lower provision for loan losses for the quarter and six months ended December 31, 2012 compared to the prior year.  We have focused our efforts on improving asset quality and are pleased with the steady progress made in reducing the level of adversely classified assets. We continue to maintain a strong liquidity position and our regulatory capital ratios exceed those required to be considered “well capitalized” for regulatory purposes. However, as with most financial institutions, we expect pressure on the net interest margin during 2013 due to the ongoing low interest rate environment.  Loan growth is expected to be a challenge during 2013 due to tepid loan demand and heightened competition for high quality loans.”

Net interest income decreased $430,000, or 9.4%, to $4.1 million for the quarter ended December 31, 2012 compared to $4.6 million for the same period in 2011.  The decrease in net interest income is primarily due to lower average balances and lower yields on loans, partially offset by lower average balances and lower rates on deposits.  The net interest margin was 3.69% for the quarter ended December 31, 2012 compared to 3.77% for the same period in 2011.  The net interest margin continues to trend downward, as yields on interest-earning assets have declined more than the reductions in the cost of funds.  For the six months ended December 31, 2012, net interest income decreased $1.1 million, or 11.5%, to $8.3 million compared to $9.3 million for the six months ended December 31, 2011, while the net interest margin decreased 17 basis points to 3.63% compared to 3.80% for the same period in 2011.

Noninterest income remained relatively stable at $581,000 for the quarter ended December 31, 2012 compared to the same period in 2011.  For the six months ended December 31, 2012, noninterest income decreased $144,000, or 12.2%, to $1.0 million compared to $1.2 million for the same period in 2011, due primarily to a $130,000 increase in loss on sale of foreclosed real estate.

Noninterest expense decreased $1.1 million, or 22.3%, to $4.0 million for the quarter ended December 31, 2012 and decreased $1.2 million, or 13.7%, to $7.9 million for the six months ended December 31, 2012 compared to the same periods in 2011.  The decrease for the three and six month periods was primarily the result of decreases in valuation adjustments and expenses on OREO totaling $1.2 million and $1.4 million, respectively.

At December 31, 2012, total assets were $520.1 million compared to $522.9 million at June 30, 2012.  Net loans decreased $6.7 million, or 2.1%, to $315.8 million at December 31, 2012, compared to $322.5 million at June 30, 2012, due to reduced loan demand combined with normal paydowns on existing loans.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits decreased $4.7 million, or 1.1%, to $419.2 million at December 31, 2012 compared to $423.9 million at June 30, 2012.   Certificates of deposit decreased $17.0 million, or 10.0%, to $153.4 million while transaction accounts increased $12.3 million, or 4.9%, to $265.8 million at December 31, 2012.  The increase in transaction account balances was primarily attributable to fluctuations in existing customer balances.  The average cost of interest-bearing deposits for the three month period ended December 31, 2012 was 0.44% compared to 0.83% for the corresponding period in 2011.   Certificates of deposit comprised 36.6% of total deposits at December 31, 2012 compared to 40.2% of total deposits at June 30, 2012.

The Bank continues to be well-capitalized under regulatory requirements. At December 31, 2012, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 14.10%, 12.85%, and 9.01%, respectively, compared to 13.42%, 12.17%, and 8.23%, respectively, at June 30, 2012.  At December 31, 2012, the Company had 6,629,753 common shares outstanding with a book value of $8.06 per common share.

Nonperforming assets totaled $22.2 million, or 4.26% of total assets, at December 31, 2012, compared to $25.2 million, or 4.82% of total assets, at June 30, 2012.  Nonaccrual loans totaled $14.4 million at December 31, 2012 compared to $18.6 million at June 30, 2012. Nonaccrual loans with a current payment status represented approximately 73% of total nonaccrual loans at December 31, 2012.  Foreclosed real estate totaled $7.0 million at December 31, 2012 compared to $6.1 million at June 30, 2012.  Net charge-offs for the three months ended December 31, 2012 were $359,000, or 0.45% of average loans annualized, compared to $5.0 million, or 5.35% of average loans annualized, for the quarter ended December 31, 2011. The allowance for loan losses was $5.7 million, or 1.77% of total loans, at December 31, 2012 compared to $5.9 million, or 1.78% of total loans, at June 30, 2012 and $10.9 million, or 3.00% of total loans, at December 31, 2011.  The provision for loan losses totaled $300,000 for the quarter ended December 31, 2012, compared to $5.7 million for the quarter ended December 31, 2011.  The adequacy of the allowance for loan losses is evaluated quarterly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCHSARES, INC.

	At	At
	December 31, 2012	June 30, 2012
	(Dollars in thousands)

Financial Condition Data:
Total assets	$520,083	$522,930
Loans receivable, net	315,828	322,499
Cash and cash equivalents, and
interest-bearing deposits	47,265	56,693
Investment securities	95,976	83,483
Deposits	419,220	423,882
Repurchase agreements	843	398
FHLB advances	37,663	37,863
Subordinated debentures	7,302	7,245
Stockholders' equity	$53,446	$52,629

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$4,931	$5,775	$9,900	$11,895
Interest expense	789	1,203	1,635	2,558
Net interest income	4,142	4,572	8,265	9,337
Provision for loan losses	300	5,687	600	8,673
Net interest income after
provision for loan losses	3,842	(1,115)	7,665	664
Noninterest income	581	578	1,037	1,181
Noninterest expense	3,961	5,095	7,867	9,115
Earnings before income taxes	462	(5,632)	835	(7,270)
Total income taxes	114	(1,965)	192	(2,645)
Net earnings	$348	$(3,667)	$643	$(4,625)

Share Data:
Earnings per share, basic	$0.05	$(0.59)	$0.10	$(0.74)
Earnings per share, diluted	$0.05	$(0.59)	$0.10	$(0.74)
Book value per common share	$8.06	$7.78	$8.06	$7.78
Weighted average shares:
Basic	6,260,122	6,219,673	6,260,677	6,224,970
Diluted	6,260,122	6,219,673	6,260,677	6,224,970

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$5,761	$10,204	$5,852	$8,181
Provision for loan losses	300	5,687	600	8,673
Recoveries	8	42	400	82
Charge-offs	(367)	(5,053)	(1,150)	(6,056)
Net Charge-offs	(359)	(5,011)	(750)	(5,974)
Allowance at end of period	$5,702	$10,880	$5,702	$10,880

Net charge-offs to average outstanding loans during the period, annualized	0.45%	5.35%	0.46%	3.16%

	At	At	At
	December 31, 2012	June 30, 2012	December 31, 2011
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$14,416	$18,562	$9,561
Nonperforming investments	721	207	276
Real estate owned	7,019	6,075	8,902
Other nonperforming assets	19	348	1

Total nonperforming assets	$22,175	$25,192	$18,740

	Six Months Ended	Year Ended	Six Months Ended
	December 31, 2012	June 30, 2012	December 31, 2011

Performance Ratios:
Return on average assets	0.25%	(0.74%)	(1.69%)
Return on average equity	2.41%	(7.37%)	(16.48%)
Interest rate spread	3.54%	3.60%	3.67%
Net interest margin	3.63%	3.72%	3.80%
Efficiency ratio	84.69%	83.38%	86.98%
Average interest-earning assets to
average interest-bearing liabilities	112.52%	111.99%	112.35%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total loans	1.77%	1.78%	3.00%
Allowance for loan losses as a
percent of nonperforming loans	39.55%	31.53%	113.86%
Nonperforming loans as a percent
of total loans	4.48%	5.65%	2.63%
Nonperforming assets as a percent
of total assets	4.26%	4.82%	3.53%